SECURITIES AND EXCHANGE COMMISSION

                                Washington, D. C.  20549

                                        FORM 8-K

                                     CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d) OF THE
                             SECURITIES EXCHANGE ACT OF 1934



           Date of Report (Date of earliest event reported) September 7, 1995




                                   OHIO EDISON COMPANY
                 (Exact name of Registrant as specified in its charter)

                 Ohio                          1-2578            34-0437786
    (State or other jurisdiction of         (Commission       (I.R.S. Employer
    incorporation or organization)          File Number)     Identification No.)

   76 South Main Street, Akron, Ohio                                   44308
   (Address of principal executive offices)                          (Zip Code)

           Registrant's telephone number, including area code: 216-384-5100

Item 5.   Other Events


          On September 7, 1995, Ohio Edison Company (Company) filed an application with the Public Utilities Commission of Ohio (PUCO) for authority to implement its Comprehensive Rate Reduction and Economic Development Plan
(Plan). The Plan is designed to enhance and accelerate economic development within the Company's service area and to assure the Company's customers of long-term competitive pricing for energy services. The Ohio Office of the Consumers' Counsel and Industrial Energy Users-Ohio have entered a stipulation with the Company supporting the Plan.

          The Plan provides for freezing the Company's base electric rates until January 1, 2006, at which time base electric rates would be reduced by approximately $300 million, or 20 percent, on an annual basis. During the ten-year rate freeze period, which would remain in effect unless certain significant events occur, transition rate credits will be implemented under certain conditions for customers served under the Company's General Service-Large rates (primarily industrial customers). Also, the monthly customer charge will be reduced for customers served under the Company's General Service-Secondary and Residential rates. Taken together, these transition rate credits are expected to reduce operating revenues by approximately $600 million during the ten-year rate freeze period.

          A major component of the Plan is the Company's commitment to reduce fixed costs during the ten-year period by implementing regulatory accounting modifications, such as accelerating depreciation of generating assets and increasing amortization of regulatory assets which are being recovered from customers. The Company has established aggressive targets to reduce costs and increase revenue opportunities through its performance initiatives program. Achieving those targets enables the Company to implement these accounting modifications and offer the transition rate credits during the Plan period, and preserve the opportunity to maintain a reasonable return to shareholders. The Plan includes a cap (based upon the most recent common equity return authorized for the Company by the PUCO) on the amount the Company may earn applicable to its common stockholders in any calendar year during the Plan period. If the cap were to be exceeded, such excess would be credited to customers in a future period.















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                                        SIGNATURE





          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                             OHIO EDISON COMPANY



                                          /s/  Harvey L. Wagner
                                         --------------------------
                                               Harvey L. Wagner
                                                Comptroller






Dated:   September 7, 1995